Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Allegion plc has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our ordinary shares, $0.01 par value per share, and (2) our 3.500% Senior Notes due 2029.

Description of Ordinary Shares

The following description of our ordinary shares is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Amended and Restated Memorandum of Association (the “charter”) and our Amended and Restated Articles of Association (the “bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and each of which may be amended from time to time. We encourage you to read our charter, our bylaws and the applicable provisions of the Irish Companies Act of 2014 (“Companies Act”) for additional information.

The authorized share capital of Allegion plc is €40,000 and $4,010,000, divided into 40,000 ordinary shares with a nominal value of €1.00 per share, 400,000,000 ordinary shares with a nominal value of $0.01 per share and 10,000,000 preferred shares with a nominal value of $0.001 per share.
The rights and restrictions to which the ordinary shares are subject are prescribed in Allegion plc’s bylaws. The bylaws also entitle the board of directors, without shareholder approval, to determine the terms of the preferred shares issued by Allegion plc. Preferred shares may be preferred as to dividends, rights on a winding up or voting in such manner as the directors may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at Allegion plc’s option, and may be convertible into or exchangeable for shares of any other class or classes of Allegion plc, depending on the terms of such preferred shares. As of the date of this document, no preferred shares are in issue, so the description below relates only to the ordinary shares of the Company.
Allegion plc may issue shares subject to the maximum prescribed by its authorized share capital contained in its charter and subject to the maximum authorized by shareholders from time to time. Where shares in Allegion plc are to be issued for cash, certain statutory pre-emption rights apply automatically in favor of Allegion plc’s shareholders. Allegion may propose the renewal of the shareholder allotment authorization and the dis-application of these statutory pre-emption rights at its annual general meetings, which is customary practice for listed Irish companies.
The ordinary shares have no sinking fund provisions. All of our issued ordinary shares are duly and validly issued and fully paid.
Dividends
Holders of ordinary shares at the record time will rank pari passu for dividends paid on the ordinary shares. Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of Allegion plc less accumulated realized losses. In addition, no distribution or dividend may be made unless Allegion plc’s net assets are equal to, or in excess of, the aggregate of its share capital which has been paid up or which is payable in the future plus undistributable reserves and the distribution does not reduce Allegion plc’s net assets below such aggregate.

Exhibit 4.8

Share Repurchases and Redemptions
Allegion plc’s bylaws provide that any ordinary share that Allegion plc has acquired or agreed to acquire shall be deemed to be a redeemable share, and for Irish company law purposes the repurchase of ordinary shares by Allegion plc will technically be effected as a redemption of those shares. Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose.

Voting at General Meetings of Shareholders
Where a vote is to be taken at a general meeting, every shareholder has one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in Allegion plc’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in the manner prescribed by Allegion plc’s bylaws and the Companies Act.

Disclosure of Interests in Shares
Under Irish law, subject to certain limited exceptions, a shareholder must notify Allegion plc (but not the public at large) if as a result of a transaction, the shareholder will be interested in 3% or more of any class of Allegion plc shares carrying voting rights; or if as a result of a transaction, a shareholder who was interested in more than 3% of any class of Allegion plc shares carrying voting rights ceases to be so interested. Where a shareholder is interested in more than 3% of any class of Allegion plc shares carrying voting rights, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must also notify Allegion plc (but not the public at large). The relevant percentage figure is calculated by reference to the aggregate nominal value of the class of shares in which the shareholder is interested as a proportion of the entire nominal value of the issued shares of that class. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures must be notified to Allegion plc within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of Allegion plc shares concerned, held by such person, will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.
In addition to the above disclosure requirement, Allegion plc, under Irish law, may by notice in writing require a person whom it knows or has reasonable cause to believe to be or, at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Allegion plc relevant share capital: (a) to indicate whether or not it is the case, and (b) where such person holds or has during that time held an interest in any class of Allegion plc shares carrying voting rights, to give such further information as may be required by Allegion plc, including particulars of such person’s own past or present interests in such class of Allegion plc shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.
Where such a notice is served by Allegion plc on a person who is or was interested in any class of Allegion plc shares carrying voting rights and that person fails to give Allegion plc any information required within the reasonable time specified, Allegion plc may apply to the court for an order directing that the affected shares be subject to certain restrictions.

Directors
Allegion plc’s bylaws contain advance notice requirements for shareholders to make director nominations at annual general meetings.  The Companies Act provides that, notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may by an ordinary resolution remove a director from office before the expiration of his or her term. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract), which the director may have against Allegion plc in respect of his or her removal.

Rights upon Liquidation

Exhibit 4.8

The rights of the shareholders to a return of Allegion plc’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Allegion plc’s bylaws or the terms of any preferred shares issued by the directors from time to time.  Ordinary shareholders are entitled to participate pro rata in a winding up, subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Certificates and transfers
Holders of ordinary shares of Allegion plc will not have the right to require Allegion plc to issue certificates for their shares. Allegion plc will only issue uncertificated ordinary shares. The transfer agent and registrar for the common stock is Computershare.
Allegion plc’s official share register will be maintained by its transfer agent or the transfer agent’s affiliates. Registration in this share register will be determinative of membership in Allegion plc. A shareholder of Allegion plc who holds shares beneficially will not be the holder of record of such shares. Instead, the depository ( e.g. , Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through the same depository or other nominee will not be registered in Allegion plc’s official share register, as the depository or other nominee will remain the record holder of such shares.
A written instrument of transfer is required under Irish law in order to register on Allegion plc’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Allegion plc’s official Irish share register.
Allegion plc currently intends to pay (or cause one of its affiliates to pay) stamp duty, if any, in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who will hold the acquired shares beneficially or directly or by a seller who holds shares beneficially to a buyer who will hold the acquired shares directly. In other cases, Allegion plc may, in its absolute discretion, pay (or cause one of its affiliates to pay) any stamp duty. Allegion plc’s bylaws provide that, in the event of any such payment, it (i) may seek reimbursement from the transferor or transferee (at Allegion plc’s discretion), (ii) may set-off the amount of the stamp duty against future dividends payable to the transferor or transferee (at Allegion plc’s discretion), and (iii) will have a lien against shares of Allegion plc on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Allegion plc shares has been paid unless one or both of such parties is otherwise notified by Allegion plc.
Allegion plc’s bylaws delegate to the secretary, an assistant secretary and any other persons nominated by the secretary or assistant secretary the authority to execute an instrument of transfer on behalf of a transferring party. In order to help ensure that the official share register is regularly updated to reflect trading of Allegion plc shares occurring through normal electronic systems, Allegion plc intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Allegion plc notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with such transfer and that it will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Allegion plc for this purpose) or request that Allegion plc execute an instrument of transfer on behalf of the transferring party in a form determined by Allegion plc. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Allegion plc’s transfer agent, the transferee will be registered as the legal owner of the relevant shares on Allegion plc’s official Irish share register.
Anti-Takeover Effects of the Charter and Bylaws. The provisions of Allegion plc’s charter and bylaws described below may have the effect of delaying, deferring or preventing a change in control of Allegion plc:

Exhibit 4.8

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Allegion plc’s bylaws provide that the affirmative vote of a majority of the votes cast by members at a general meeting in person or by proxy is required to approve a sale, lease or exchange of all or substantially all of its property or assets.

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Allegion plc’s bylaws provide that the affirmative vote of the holders of two-thirds of the shares then in issue of all classes of shares entitled to vote, considered for purposes of this provision as one class, is required for Allegion plc to engage in any “business combination” with any interested shareholder (generally, a 10% or greater shareholder), subject to limited exceptions.

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Subject to the Irish Takeover Rules, the board of directors has power to cause Allegion plc to issue any of our authorized and unissued shares on such terms and conditions as the board of directors may determine and any such action must be taken in Allegion plc’s best interests. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Description of 3.500% Senior Notes due 2029

In this description, (i) the term “Issuer” refers only to Allegion plc and not to any of its subsidiaries or affiliates, (ii) the “Guarantor” refers to Allegion US Holdings Company Inc., a wholly owned subsidiary of the Issuer and the guarantor of the notes, and not to any of its subsidiaries or affiliates and (iii) the terms “we,” “our” and “us” each refer to Allegion plc and its consolidated subsidiaries.
The following description is only a summary of the material provisions of the Indenture and the notes and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture (as defined below), including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not the following description, defines the rights of the holders of the notes.
General
The Issuer issued $400.0 million aggregate principal amount of 3.500% Senior Notes due 2029 (the “notes”) under an indenture, dated as of October 2, 2017, as supplemented by the Third Supplemental Indenture, dated September 27, 2019 (the “Issue Date”), (as amended and supplemented from time to time, the “Indenture”), among the Issuer, the Guarantor and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Copies of the form of the Indenture may be obtained from the Issuer upon request. The “Issue Date” refers to September 27, 2019, the date of issuance of the notes.
The notes are the Issuer’s general unsecured obligations and rank equally with all of its other unsecured and unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness of the Issuer that expressly provides for subordination to the notes. The notes are guaranteed on a senior unsecured basis by the Guarantor and rank equally with all of the Guarantor’s existing and future senior unsecured obligations and effectively junior to the Guarantor’s existing and future secured obligations to the extent of the value of the assets securing such obligations. The notes are structurally subordinated to indebtedness and other liabilities of the subsidiaries of the Issuer (other than the Guarantor), none of which guarantee the notes (other than the Guarantor). The notes are effectively subordinated in right of payment to any future secured indebtedness of the Issuer to the extent of the value of the assets securing such indebtedness.
The Issuer may redeem the notes in whole or in part at any time at the applicable redemption prices described under “Optional Redemption” below. The Issuer may issue additional notes from time to time. The notes and any additional new notes subsequently issued under the Indenture would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions. If the additional notes, if any, are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. The notes do not have the benefit of

Exhibit 4.8

a sinking fund. If a Change of Control Repurchase Event (as defined below) occurs, except to the extent the Issuer has exercised its right to redeem the notes, the Issuer will be required to offer to repurchase the notes, as described under “Change of Control Repurchase Event” below.
The Indenture does not limit the aggregate amount of debt securities which may be issued. Other than the provisions relating to a Change of Control Repurchase Event and the limitation on creating or incurring certain liens as described in “Limitations on Liens” below and the limitation on entering into certain sale-leaseback transactions as described in “Limitations on Sale-Leaseback Transactions” below, the Indenture does not contain any debt covenants or provisions which would afford the holders of the notes protection in the event of a highly leveraged transaction.
The trustee is not liable for special, indirect, exemplary, incidental, punitive or consequential or other similar loss or damage of any kind under the Indenture. The Issuer, the Guarantor, and the trustee, and each holder of a note by its acceptance thereof, irrevocably waived, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or any transaction contemplated thereby.
The notes are in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes are represented by a global note registered in the name of DTC or its nominee. The transferor of any note shall provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
Guarantee
The notes and the other payment obligations of the Issuer under the Indenture are fully and unconditionally guaranteed on a senior unsecured basis (the “Guarantee”) by the Guarantor, a wholly owned subsidiary of the Issuer.
The Guarantee ranks equally with all of the Guarantor’s other existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness of the Guarantor that expressly provides for subordination to the Guarantee. The Guarantee is effectively subordinated to any secured indebtedness of the Guarantor to the extent of the value of the assets securing such indebtedness. The notes are structurally subordinated to indebtedness and other liabilities of the subsidiaries of the Guarantor, none of which guarantee the notes.
The obligations of the Guarantor under its Guarantee are limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and, therefore, are limited to the amount that the Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance. If the Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, the Guarantor’s liability on its Guarantee could be reduced to zero. In such an event, the notes would be structurally subordinated to the indebtedness and other liabilities of the Guarantor.
Interest and Maturity
The notes bear interest at the rate of 3.500% per year. Interest on the notes is computed on the basis of a 360-day year of twelve 30-day months. Interest on the notes is payable semi-annually in arrears on April 1 and October 1, commencing April 1, 2020, and ending on the maturity date of the notes, to the persons in whose names the notes are registered on the preceding March 15 and September 15 (whether or not that date is a business day). If the maturity date of the notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. If any payment date would otherwise be a day that is not a business day, the related payment will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day. Interest on the notes will accrue from the most recent interest payment date or, if no interest has been paid, from the Issue Date.
The notes will mature on October 1, 2029.

Exhibit 4.8

Mandatory Redemption; Offers to Purchase; Open Market Purchases
The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase the notes as described under the caption “-Change of Control Repurchase Event.” We may at any time and from time to time purchase notes in the open market, negotiated transactions or otherwise.
Optional Redemption
At the Issuer’s option, the Issuer may redeem the notes, in whole or in part, at any time prior to the Par Call Date, on at least 10 days’, but no more than 60 days’, prior written notice mailed (or otherwise delivered in accordance with the applicable procedures of DTC) to the registered holders of the notes to be redeemed. Upon redemption of the notes, the Issuer will pay a redemption price as calculated by a Reference Treasury Dealer selected by the Issuer equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed; and

(2)
the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate described below plus 30 basis points (any excess of this clause (2) over clause (1) above being referred to as the “Make-Whole Premium”);

in each case, plus accrued and unpaid interest to the date of redemption on the principal amount of the notes being redeemed. The trustee is not be responsible for such calculation.
At any time on or after the applicable Par Call Date, the Issuer may redeem the notes, in whole or in part, on at least 10 days’, but no more than 60 days’, prior written notice mailed (or otherwise delivered in accordance with the applicable procedures of DTC) to the registered holders of the notes to be redeemed, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the date of redemption on the principal amount of the notes being redeemed.
“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.
“Comparable Treasury Issue” means, with respect to the notes to be redeemed prior to the Par Call Date, the United States Treasury security selected by a Reference Treasury Dealer selected by the Issuer as having a maturity comparable to the remaining term of such notes (assuming, for this purpose, that the notes mature on the Par Call Date) that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming, for this purpose, that the notes mature on the Par Call Date).
“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Issuer is provided fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.
“Par Call Date” means July 1, 2029 (the date that is three months prior to the maturity date of the notes).
“Reference Treasury Dealer” means each of (i) BofA Securities, Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, and their respective successors; and (ii) any other primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected by the Issuer. If any of the foregoing ceases to be a Primary Treasury Dealer, the Issuer must substitute another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.

Exhibit 4.8

Unless the Issuer defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions of the notes called for redemption.
Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs with respect to the notes, except to the extent the Issuer has exercised its right to redeem the notes as described above, the Issuer will make an offer to each holder of the notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price (the “repurchase price”) in cash equal to 101% of the aggregate principal amount of such notes repurchased plus any accrued and unpaid interest on such notes repurchased to, but not including, the repurchase date. Within 30 days following a Change of Control Repurchase Event or, at the Issuer’s option, prior to a Change of Control, but after the public announcement of such Change of Control, the Issuer will mail, or cause to be mailed, or otherwise deliver in accordance with the applicable procedures of DTC, a notice to each holder of the notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice (such offer the “repurchase offer” and such date the “repurchase date”), which repurchase date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures described in such notice. The notice shall, if mailed or delivered prior to the date of consummation of the Change of Control, state that the repurchase offer is conditioned on a Change of Control Repurchase Event occurring on or prior to the repurchase date.
The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.
On the repurchase date following a Change of Control Repurchase Event, the Issuer will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the repurchase offer;

(2)	deposit with the trustee or with such paying agent as the trustee may designate an amount equal to the aggregate repurchase price for all notes or portions of notes properly tendered; and

(3)
deliver, or cause to be delivered, to the trustee the notes properly accepted for payment by the Issuer, together with an officer’s certificate stating the aggregate principal amount of notes being repurchased by the Issuer pursuant to the repurchase offer.

The trustee will promptly mail, or cause the paying agent to promptly mail, or otherwise deliver in accordance with the applicable procedures of DTC, to each holder of notes, or portions of notes, properly tendered and accepted for payment by the Issuer the repurchase price for such notes, or portions of notes.
The Issuer will not be required to make a repurchase offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all notes or portions of notes properly tendered and not withdrawn under its offer.
If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in connection with a Change of Control Repurchase Event and the Issuer, or any third party making a repurchase offer in lieu of the Issuer as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, provided, that such notice is given not more than 30 days following such repurchase date pursuant to the repurchase offer described above, to redeem all notes that remain outstanding following such repurchase date on a date and at a price in cash equal to the repurchase price described above.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“Below Investment Grade Ratings Event” means, with respect to the notes, on any day within the 60-day period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the earlier of (1) the occurrence of a Change of Control, or (2) public announcement of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control, the notes are rated below Investment Grade by at

Exhibit 4.8

least two of the three Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or publicly confirm or inform us in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Ratings Event).
“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than (1) the Issuer or any of its subsidiaries, (2) any employee benefit plan (or a trust forming a part thereof) maintained by the Issuer or any of its subsidiaries, or (3) any underwriter temporarily holding Voting Stock of the Issuer pursuant to an offering of such Voting Stock, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Issuer’s Voting Stock or other Voting Stock into which the Issuer’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; (b) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Issuer or one of its subsidiaries; or (c) the Issuer consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Issuer outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event with respect to the notes.
“Fitch” means Fitch Ratings Inc., and its successors.
“Investment Grade” means, with respect to Fitch, a rating of BBB- or better (or its equivalent under any successor rating categories of Fitch), with respect to Moody’s, a rating of Baa3 or better (or its equivalent under any successor rating categories of Moody’s), and with respect to S&P, a rating of BBB- or better (or its equivalent under any successor rating categories of S&P), or if the applicable securities are not then rated by Fitch, Moody’s or S&P an equivalent investment grade credit rating by any additional Rating Agency or Rating Agencies selected by the Issuer.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Rating Agency” means (1) each of Fitch, Moody’s and S&P, and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Issuer’s control, a different nationally recognized statistical rating organization selected by the Issuer as a replacement agency for Fitch, Moody’s or S&P, or each of them, as applicable.
“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc., and its successors.
“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
The Change of Control Repurchase Event provisions of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Issuer or the Guarantor could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s or the Guarantor’s capital structure or credit ratings on the notes.
If the Issuer experiences a Change of Control Repurchase Event, the Issuer may not have sufficient financial resources available to satisfy its obligations to repurchase all notes or portions of notes properly tendered. Furthermore, debt agreements to which the Issuer may become a party in the future may contain restrictions and provisions limiting its ability to repurchase

Exhibit 4.8

the notes. The Issuer’s failure to repurchase the notes as required under the Indenture would result in a default under the Indenture, which could have material adverse consequences for the Issuer and the holders of the notes.
Selection and Notice
With respect to any partial redemption or repurchase of the notes made pursuant to the Indenture, if less than all of the notes are to be redeemed or repurchased at any given time, selection of such notes for redemption or repurchase will be made by the trustee (a) if such notes are listed on any securities exchange, in compliance with the requirements of the principal securities exchange on which such notes are listed, (b) on a pro rata basis to the extent practicable or such other method that the trustee deems fair and appropriate or (c) by lot or such other similar method in accordance with the procedures of The Depository Trust Company; provided, that no notes of $2,000 or less shall be redeemed or repurchased in part.
If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. If any notes are to be purchased or redeemed in part only, the Issuer will issue a new note (or cause to be transferred by book entry) in principal amount equal to the unredeemed or unpurchased portion of the original note in the name of the holder thereof upon cancellation of the original note; provided that each new note will be in a principal amount equal to $2,000 or any integral multiple of $1,000 in excess thereof.
Notes called for redemption or repurchase become due on the date fixed for redemption or repurchase. On and after the redemption or repurchase date, unless the Issuer defaults in payment of the redemption or repurchase price, interest shall cease to accrue on notes or portions thereof called for redemption or repurchase. Notices of redemption may not be conditioned on the happening of a future event.
Limitation on Liens
Neither we nor any of our subsidiaries may, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness secured by a Lien (other than a Permitted Lien) upon any Principal Property or upon the Capital Stock of any subsidiary (in each case, whether owned on the Issue Date or thereafter acquired) without equally and ratably securing the notes then outstanding, unless the aggregate principal amount of all outstanding Indebtedness of us and our subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property or upon the Capital Stock of any subsidiary (in each case, whether owned on the Issue Date or thereafter acquired) plus the amount of all outstanding Attributable Debt incurred pursuant to the first bullet under the covenant entitled “Limitation on Sale-Leaseback Transactions” would not exceed 15% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien. This limitation does not apply to Permitted Liens.
Limitation on Sale-Leaseback Transactions
Neither we nor any of our subsidiaries may sell any Principal Property (whether owned on the Issue Date or thereafter acquired) with the intention of taking back a lease of that property for a period of more than three years (including renewals at the option of the lessee) other than leases between us and any of our subsidiaries or leases between our subsidiaries (a “Sale-Leaseback Transaction”), unless:
after giving effect thereto, the aggregate amount of all outstanding Attributable Debt with respect to all such transactions, plus the amount of outstanding indebtedness secured by a Lien (other than a Permitted Lien) upon any Principal Property or upon the Capital Stock of any subsidiary (in each case, whether owned on the Issue Date or thereafter acquired) incurred without equally and ratably securing the notes pursuant to the covenant entitled “Limitation on Liens” would not exceed 15% of Consolidated Net Tangible Assets calculated at the time of the transaction; or
within one year after such sale and leaseback transaction, we or such subsidiary applies an amount equal to the greater of the net proceeds of such sale and leaseback transaction and the fair market value at the time of the transaction of the Principal Property so leased to the retirement of Funded Debt of us or any of our subsidiaries.

For purposes of the foregoing discussion of limitation on liens and limitation on sale-leaseback transactions, the following definitions are applicable:

Exhibit 4.8

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of the determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with U.S. generally accepted accounting principles (“GAAP”).
“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;
but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Consolidated Net Tangible Assets” means the aggregate amount of our and our consolidated subsidiaries’ assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any current liabilities constituting Funded Debt by reason of being extendible or renewable), (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (c) minority equity interests in any of our subsidiaries that is not a wholly-owned subsidiary, all as set forth on or included in our balance sheet for its most recent completed fiscal quarter for which internal financial statements are available computed in accordance with GAAP.
“Financing Lease Obligation” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Funded Debt” means all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, of any Person, for the repayment of borrowed money having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person. For the purpose of determining “Funded Debt” of any Person, there will be excluded any particular Indebtedness if, on or prior to the maturity thereof, there will have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Financing Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

Exhibit 4.8

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Permitted Liens” means:

(1)	Liens existing on the Issue Date;

(2)	Liens in favor of us or any of our subsidiaries;

(3)
Liens on property of a Person existing at the time such Person is merged with or into or consolidated with us or any of our subsidiaries; provided that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or any of our subsidiaries;

(4)
Liens on property existing at the time of the acquisition, construction or improvement of such property by us or any of our subsidiaries after the date the notes were first issued; provided that such Liens were created or assumed contemporaneously with, or within 180 days of, such acquisition, construction or improvement and which are created to secure, or provide for the payment of, all or any part of the cost of such acquisition, construction or improvement;

(5)	Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7)
any extension, renewal or replacement of any Lien referred to above; provided that (a) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien (plus improvements and accessions to such property) and (b) the Indebtedness secured by the new Lien is not greater than the Indebtedness secured by the Lien that is extended, renewed or replaced; and

(8)
zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of our or any of our subsidiaries’ business taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority or other entity of whatever nature.
“Principal Property” means any manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned by us or any of our subsidiaries (whether owned on the Issue Date or thereafter acquired) that has a gross book value on the date as of which the determination is being made, without deduction of any depreciation reserves, exceeding 3% of Consolidated Net Tangible Assets.

Exhibit 4.8

Additional Amounts
The Issuer is required to make all payments under or with respect to the notes free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of (i) Ireland or any political subdivision or any authority or agency therein or thereof having power to tax, (ii) any other jurisdiction in which the Issuer is organized or is otherwise resident for tax purposes or any political subdivision or any authority or agency therein or thereof having the power to tax, or (iii) any jurisdiction from or through which payment under or with respect to the notes is made or any political subdivision or any authority or agency therein or thereof having the power to tax (each a “Relevant Taxing Jurisdiction”), unless the withholding or deduction of such Taxes is required by law or by the official interpretation or administration thereof.
If the Issuer is so required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes, the Issuer will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by a holder (including Additional Amounts) after such withholding or deduction (including any such withholding or deduction in respect of such Additional Amounts) will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the holder, applicable recipient of payment or beneficial owner of the note or any payment in respect of such note (each, a “relevant holder”) (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant holder, if the relevant holder is an estate, nominee, partnership, trust, corporation or other business entity) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction, but excluding a connection arising solely from the acquisition, ownership or holding of such note or the receipt of any payment in respect of such note or the exercise or enforcement of rights under such note); (2) any estate, inheritance, gift, sales, use, value added, excise, transfer, personal property tax or similar tax, assessment or governmental charge; (3) any Taxes imposed as a result of the failure of the relevant holder of the notes to comply with a timely request in writing of the Issuer (such request being made at a time that would enable such relevant holder acting reasonably to comply with that request) to provide information concerning such relevant holder’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request under applicable law, regulation or administrative practice would have reduced or eliminated such Taxes with respect to such relevant holder; (4) any Taxes that are payable other than by deduction or withholding from a payment on the notes; (5) any Taxes that would not have been so imposed if the relevant holder had presented the note for payment (where presentation is required) to, or otherwise accepted payment from, another paying agent in a member state of the European Union; or (6) any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, or any comparable or successor version of such Sections, any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements or treaties (including any law implementing any such agreement or treaty) entered into in connection with the implementation thereof; nor will the Issuer pay Additional Amounts (a) to the extent the payment could have been made without such deduction or withholding if the note had been presented for payment (where presentation is permitted or required for payment) within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later, (b) with respect to any payment on a note to any holder who is a fiduciary or partnership (including an entity treated as a partnership for tax purposes) or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note, or (c) in respect of any note to the extent such withholding or deduction is imposed as a result of any combination of clauses (1), (2), (3), (4), (5), (6), (a) and (b) of this paragraph.
The Issuer will make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Issuer will provide the trustee, for the benefit of the holders, with official receipts evidencing the payment of any Taxes so withheld or deducted. If, notwithstanding the Issuer’s efforts to obtain such receipts, the same are not obtainable, the Issuer will provide the trustee with other evidence. In no event, however, shall the Issuer be required to disclose any information that the Issuer reasonably deems to be confidential.

Exhibit 4.8

If the Issuer is or will become obligated to pay Additional Amounts under or with respect to any payment made on the notes, at least 30 days prior to the date of such payment, the Issuer will deliver to the trustee an officer’s certificate stating that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. Whenever in the Indenture there is mentioned, in any context:

(x)	the payment of principal or interest;

(y)	redemption prices or purchase prices in connection with a redemption or purchase of notes; or

(z)	any other amount payable on or with respect to the notes;
such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. Neither the trustee nor the paying agent shall have any responsibility or liability for the determination, verification or calculation of any Additional Amounts.
The Issuer will pay any present or future stamp, court or documentary Taxes or any other excise, property or similar Taxes that arise in the United States or in any Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of the notes, the Indenture, the Guarantee or any other document or instrument in relation thereto, and will agree to indemnify the relevant holders for any such Taxes paid by such holders. The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and any transfer of the notes and will apply, mutatis mutandis, to any jurisdiction in which any successor to the Issuer is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein (each of which shall also be treated as a Relevant Taxing Jurisdiction).

Redemption for Taxation Reasons
The Issuer is entitled to redeem the notes, at its option, at any time in whole but not in part, at 100% of the principal amount thereof, plus accrued and unpaid interest and all Additional Amounts (if any), to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts with respect to the notes as a result of:

(1)	a change in or an amendment to the laws (including any regulations, protocols or rulings promulgated and treaties enacted thereunder) of any Relevant Taxing Jurisdiction affecting taxation; or

(2)
any change in or amendment to, or the introduction of, any official position regarding the application, administration or interpretation of such laws, regulations, treaties or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Issue Date and the Issuer cannot avoid such obligation by taking reasonable measures available to it; provided, that for this purpose reasonable measures shall not include any change in the Issuer’s jurisdiction of organization or location of its principal executive office. Notice of such redemption (which notice shall be irrevocable) shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 but not more than 60 days before the redemption date to each holder of the notes at such holder’s registered address or otherwise in accordance with the procedures of The Depository Trust Company. Notwithstanding the foregoing, no such notice of redemption will be given (i) earlier than 90 days prior to the earliest date on which the Issuer would be obliged to make such payment of Additional Amounts and (ii) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.
Before the Issuer mails or delivers notice of redemption of the notes as described above, the Issuer will deliver to the trustee an officer’s certificate stating that the Issuer cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and that all conditions precedent to the redemption have been complied with. The Issuer will also deliver an opinion of counsel to the effect that the Issuer would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or a new application or interpretation of such laws or regulations (as described in (1) or (2) in the first paragraph above) and that all conditions precedent to the redemption have been complied with.
The foregoing will apply, mutatis mutandis, to any jurisdiction in which any successor to the Issuer is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein.

Exhibit 4.8

Reports and Other Information
The Indenture provides that, notwithstanding that the Issuer may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Issuer will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as any notes are outstanding, the annual reports, information, documents and other reports that the Issuer is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if Issuer were so subject.
Notwithstanding the foregoing, the Issuer will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Issuer provides such information to the trustee and the holders by the date the Issuer would be required to file such information pursuant to the preceding paragraph. The requirements set forth in this paragraph and the preceding paragraph may be satisfied by delivering such information to the trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Issuer or a third party) to which access will be given to holders.
Delivery of such statements, reports, notices and other information and documents to the trustee pursuant to any of the provisions of this covenant is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on officer’s certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s or the Guarantor’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the Indenture, or participate in any conference calls.
Consolidation, Merger and Sale of Assets
The Issuer may consolidate with or merge with or into any other person, and may sell, transfer, lease or convey all or substantially all of its properties and assets to another person, provided that the following conditions are satisfied:
the Issuer is the continuing entity, or the resulting, surviving or transferee person (the “Successor Issuer”) is a corporation, partnership, limited liability company, trust or other entity organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, any Member State of the European Union, Bermuda, Cayman Islands, British Virgin Islands, Gibraltar, the British Crown Dependencies, any member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing, and the Successor Issuer (if not the Issuer) will expressly assume, by supplemental indenture, all of the Issuer’s obligations under the Indenture and the notes issued thereunder;
immediately after giving effect to that transaction, no default or event of default under the Indenture has occurred and is continuing;
the Guarantor, unless it is the other party to the transactions described above, will by supplemental indenture confirm that its Guarantee shall apply to the obligations of the Successor Issuer (if not the Issuer) under the Indenture and the notes; and
the Issuer delivers to the trustee an officer’s certificate and an opinion of counsel that the merger, consolidation, transfer, sale, lease or conveyance and any supplemental indenture, as the case may be, complies with the applicable provisions of the Indenture.
The Guarantor may consolidate with or merge with or into any other person, and may sell, transfer, lease or convey all or substantially all of its properties and assets to another person, provided that the following conditions are satisfied:
the Guarantor is the continuing entity, or the resulting, surviving or transferee person (the “Successor Guarantor”) is a corporation, partnership, limited liability company, trust or other entity organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Guarantor (if not the Guarantor) will expressly assume, by supplemental indenture, all of the Guarantor’s obligations under the Indenture and the notes issued thereunder;
immediately after giving effect to that transaction, no default or event of default under the Indenture has occurred and is continuing; and
the Issuer delivers to the trustee an officer’s certificate and an opinion of counsel that the merger, consolidation, transfer, sale, lease or conveyance and any supplemental indenture, as the case may be, complies with the applicable provisions of the Indenture.

Exhibit 4.8

The Successor Issuer or Successor Guarantor, as the case may be, will succeed to, and be substituted for, the Issuer or the Guarantor, respectively, under the Indenture and the notes issued thereunder and the Issuer or the Guarantor, as the case may be, will automatically be released and discharged from its obligations under the Indenture and the notes issued thereunder.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or governmental authority or other entity of whatever nature.

Events of Default

The following are events of default with respect to the notes:

(1)
default in the payment of any installment of interest on any debt securities of that series, which continues for 30 days after becoming due (subject to the deferral of any interest payment in the case of an extension period);

(2)
default in the payment of principal of or premium, if any, on any debt securities of that series when it becomes due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3)	default in the deposit of any sinking fund payment, which continues for 30 days after becoming due by the terms of any debt securities of that series;

(4)
default in the performance, or breach, of any covenant or agreement of ours in the indenture with respect to the debt securities of that series (other than as referred to in clause (1), (2) or (3) above), which continues for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

(5)	we, pursuant to or within the meaning of the Bankruptcy Law:

a.	commence a voluntary case or proceeding;

b.	consent to the entry of an order for relief against us in an involuntary case or proceeding;

c.	consent to the appointment of a Custodian of us or for all or substantially all of our property;

d.	make a general assignment for the benefit of our creditors;

e.	file a petition in bankruptcy or answer or consent seeking reorganization or relief;

f.	consent to the filing of a petition in bankruptcy or the appointment of or taking possession by a Custodian; or

g.	take any comparable action under any foreign laws relating to insolvency;

(6)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

a.	is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;

b.	appoints a Custodian of us or for all or substantially all of our property; or

c.	orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws); and the order or decree remains unstayed and in effect for 90 days; or

(7)
the Guarantee of the Guarantor with respect to the notes shall for any reason cease to be in full force (except as contemplated by the terms thereof or by the Indenture) and effect or be declared null and void or any responsible officer of the Guarantor denies that it has any further liability under its Guarantee with respect to the notes or gives notice to such effect, other than by reason of the termination of the Indenture; and

(8)
default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its subsidiaries or the payment of

Exhibit 4.8

which is guaranteed by the Issuer or any of its subsidiaries, other than Indebtedness owed to the Issuer or any of its subsidiaries, whether such Indebtedness or guarantee now exists or is created after the Issue Date, if both

a.
such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity, and

b.
the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100.0 million or more at any one time outstanding.

Concerning the Trustee

Wells Fargo Bank, National Association has agreed to serve as the trustee, registrar, paying agent and custodian for DTC under the Indenture and assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. Neither the trustee nor any paying agent shall be responsible for determining whether any Change of Control or Change of Control Repurchase event has occurred and whether any repurchase offer with respect to the Notes is required. Neither the trustee nor any paying agent shall be responsible for monitoring our rating status, making any request upon any Rating Agency, determining whether any rating event with respect to the notes has occurred. We have, and may from time to time conduct, other banking transactions, including lending transactions, or maintaining deposit accounts with, the trustee in the ordinary course of business.